Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                       [ Letterhead of Dixon Hughes PLLC]

The Board of Directors
First South Bancorp, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-49759 and No. 333-104144) on Forms S-8 of First South Bancorp, Inc. and Subsidiary of our report dated March 7, 2006, except as to the stock split discussed in Note 1 to the consolidated financial statements which is as of May 25, 2006, with respect to the 2005 and 2004 consolidated financial statements of First South Bancorp, Inc. and Subsidiary, which report appears in First South Bancorp, Inc.'s 2006 Annual Report on Form 10-K.

/s/ Dixon Hughes PLLC

Greenville, North Carolina
March 12, 2007